Exhibit 99.1

Vince HOLDING CORP. TO TRANSFER U.S. STOCK EXCHANGE LISTING TO NASDAQ

NEW YORK, October 10, 2025 - Vince Holding Corp., (NYSE: VNCE) (“VNCE” or the “Company”), a global contemporary retailer, announced today that it intends to voluntarily transfer its U.S. stock exchange listing to The Nasdaq Stock Market LLC ("Nasdaq") from the New York Stock Exchange ("NYSE"). Vince expects that its common stock will cease listing on the NYSE following market close on or around October 20, 2025, and will commence listing on Nasdaq on or around October 21, 2025. Following the transfer to Nasdaq, the Company’s common stock will continue to trade under the symbol “VNCE”.

Brendan Hoffman, Chief Executive Officer of VNCE said, “Our transfer to Nasdaq places us alongside other innovative, growth-focused companies. We believe this is an important step as we further our strategic objectives and position the company for long-term success."

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 46 full-price retail stores, 14 outlet stores, and its e-commerce site, vince.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: statements about our ability to delist our shares of common stock from the NYSE and our ability to transfer the listing of our shares of common stock to Nasdaq. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under “Risk Factors” and “Disclosures Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended February 1, 2025 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com